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                                                                   EXHIBIT 10.19
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                          AGREEMENT AND PLAN OF MERGER

                            Dated as of May 9, 2001,

                                     Among

                                WRC MEDIA INC.,

                              CU ACQUISITION, INC.

                                      And

                                  CHILDU, INC.

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                               TABLE OF CONTENTS

                                      Page

                                    ARTICLE I
                                   The Merger

SECTION 1.01. The Merger ....................................................  2
SECTION 1.02. Closing .......................................................  2
SECTION 1.03. Effective Time ................................................  2
SECTION 1.04. Effect ........................................................  2
SECTION 1.05. Certificate of Incorporation and By-laws ......................  2
SECTION 1.06. Directors .....................................................  3
SECTION 1.07. Officers ......................................................  3

                                   ARTICLE II

                       Effect on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock .......................................  3
SECTION 2.02. Issuance of Parent Common Stock ...............................  7

                                   ARTICLE III

                  Representations and Warranties of the Company

SECTION 3.01. Organization, Standing and Power .............................   9
SECTION 3.02. Equity Interests; Subsidiaries ...............................   9
SECTION 3.03. Capital Structure ............................................  10
SECTION 3.04. Authority; Execution and Delivery; ...........................  10
              Enforceability
SECTION 3.05. No Conflicts; Consents .......................................  11
SECTION 3.06. Financial Statements; Undisclosed
              Liabilities;
              Absence of Changes ...........................................  12
SECTION 3.07. Title to Properties ..........................................  13
SECTION 3.08. Intellectual Property ........................................  13


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                                                                               2



SECTION 3.09. Contracts ...................................................   15
SECTION 3.10. Permits .....................................................   17
SECTION 3.11. Compliance with Applicable Laws .............................   18
SECTION 3.12. Taxes .......................................................   18
SECTION 3.13. Litigation ..................................................   19
SECTION 3.14. Benefit Plans ...............................................   19
SECTION 3.15. Employee and Labor Matters ..................................   19
SECTION 3.16. Insurance ...................................................   20
SECTION 3.17. Transactions with Affiliates ................................   20
SECTION 3.18. Brokers; Schedule of Fees and Expenses ......................   20
SECTION 3.19. Effect of Transaction .......................................   20
SECTION 3.20. Disclosure ..................................................   21
SECTION 3.21. Sufficiency of Assets .......................................   21

                                   ARTICLE IV
                Representations and Warranties of Parent and Sub

SECTION 4.01. Organization, Standing and Power ............................   21
SECTION 4.02. Capital Structure ...........................................   22
SECTION 4.03. Authority; Execution and Delivery; and Enforceability .......   22
SECTION 4.04. No Conflicts; Consents ......................................   23
SECTION 4.05. Activities of Sub ...........................................   23
SECTION 4.06. Financial Statements; Undisclosed Liabilities;
                Absence of Changes ........................................   24

SECTION 4.07. Brokers, Schedule of Fees and Expenses ......................   24
SECTION 4.08. Disclosure ..................................................   24

                                    ARTICLE V
                    Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business .........................................   25
SECTION 5.02. Advise of Changes ...........................................   27

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                                                                               3
                                   ARTICLE VI

                              Additional Agreements

SECTION 6.01. Shareholder Approval ........................................   27
SECTION 6.02. Access to Information .......................................   27
SECTION 6.03. Commercially Reasonable Efforts .............................   27
SECTION 6.04. Company Stock Options .......................................   28
SECTION 6.05. Fees and Expenses ...........................................   28
SECTION 6.06. Public Announcements ........................................   28

                                   ARTICLE VII

                              Conditions Precedent

SECTION 7.01. Conditions to Each Party's Obligation To Effect The Merger ..   29
SECTION 7.02. Conditions to Obligations of Parent and Sub .................   29
SECTION 7.03. Conditions to Obligations of the Company ....................   31

                                  ARTICLE VIII

                        Termination, Amendment and Waiver

SECTION 8.01. Termination .................................................   32
SECTION 8.02. Effect of Termination .......................................   33
SECTION 8.03. Amendments and Waivers ......................................   33

                                   ARTICLE IX

                               General Provisions

SECTION 9.01. Notices .....................................................   33
SECTION 9.02. Definitions .................................................   35
SECTION 9.03. Interpretation; Disclosure Letters ..........................   35
SECTION 9.04. Severability ................................................   35
SECTION 9.05. Counterparts ................................................   35
SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries ..............   36

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                                                                               4


                                                                               4
SECTION 9.07. Governing Law ...............................................   36
SECTION 9.08. Assignment ..................................................   36
SECTION 9.09. Enforcement .................................................   36

EXHIBITS

EXHIBIT A      Contingent Share Calculation
EXHIBIT B      Fair Market Value Calculation
EXHIBIT C      Form of Stockholders Agreement

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                  AGREEMENT AND PLAN OF MERGER dated as of May 9, 2001, among
WRC MEDIA INC., a Delaware corporation ("Parent"), CU ACQUISITION, INC., a Florida corporation ("Sub"), and a wholly owned subsidiary of Parent, and CHILDU, INC., a Florida corporation (the "Company").

                  WHEREAS the Board of Directors of the Company has approved the merger (the "Merger") of Sub into the Company on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS pursuant to the Merger each issued share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") and preferred stock, par value $.01 per share, of the Company (the "Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock") not owned directly or indirectly by the Company shall be converted into a contingent right to receive a number of shares of common stock of Parent (the "Parent Common Stock") to be determined, subject to the terms and conditions of Section 2.01(c), including the recognition by the Company of certain levels of Revenues (as defined herein) for 2001;

                  WHEREAS following the Merger, in connection with the contingent right to receive Parent Common Stock as set forth above, Parent has agreed to provide funding to the Company for up to $5,871,907 of the Company's existing or committed obligations and liabilities;

                  WHEREAS concurrently within the Merger, Parent and all the holders (the "Group One Lenders") of the promissory notes (the "Group One Notes") dated August 23, 1999, under the Loan Agreement dated August 23, 1999 (as amended) by and between the individuals, trust and limited partnership party thereto and the Company are entering into an exchange agreement (the "Group One Exchange Agreement") pursuant to which Parent will exchange (the "Group One Note Exchange") 162,500 shares of Parent Common Stock for all the outstanding Group One Notes;

                  WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

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                                                                               2


                  NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I


                                   The Merger


                  SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Business Corporation Act (the "FBCA"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). At the election of Parent, any direct or indirect subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing. The Merger, the issuance by Parent of Parent Common Stock in connection with the Merger (the "Share Issuance"), the Group One Note Exchange and the other transactions contemplated by this Agreement are referred to in this Agreement collectively as the "Transactions".

                  SECTION 1.02. Closing. The closing (the "Closing") of the Merger shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the fourth business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Article VII. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

                  SECTION 1.03. Effective Time. Prior to the Closing, the Company shall prepare, and on the Closing Date or as soon as practicable thereafter, the Company shall file with the Secretary of State of the State of Florida, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the FBCA and shall make all other filings or recordings required under the FBCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

                  SECTION 1.04. Effect. The Merger shall have the effect set forth in Section 1106 of the FBCA.

                  SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Sub as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable Law.


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                                                                               3



                  (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

                  SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.


                                   ARTICLE II

                       Effect on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

                  SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Sub:

                  (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Capital Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.


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                                                                               4


                  (c) Conversion of Company Capital Stock. (1) Subject to Sections 2.01(b), 2.01(d), 2.01(e) and 2.02(d), each issued share of Company Capital Stock shall be converted into and shall be cancelled in exchange for the right to receive Contingent Shares. "Contingent Shares" mean (i) with respect to each share of Company Common Stock that number (which may be zero or a fraction) of fully paid and non-assessable shares of Parent Common Stock with a Fair Market Value as of the Calculation Date equal to an amount determined pursuant to Exhibit A hereto (as adjusted pursuant to Section 2.02(h)) and (ii) with respect to each share of Company Preferred Stock that number (which may be zero or a fraction) of fully paid and nonassessable shares of Parent Common Stock with a Fair Market Value as of the Calculation Date equal to $2.00, in each case which shall be issued by Parent promptly following the Calculation Date (as defined below); provided that if the Contingent Consideration (as defined below) is less than $7,000,000, no Contingent Shares shall be issued with respect to any shares of Company Capital Stock. The right of each holder of record of such shares of Company Capital Stock, as of immediately prior to the Effective Time (a "Contingent Holder"), to receive Contingent Shares pursuant to this Section 2.01(c) and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.02(d) is referred to as "Merger Consideration". As of the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Contingent Holder shall cease to have any rights with respect to such shares of Company Capital Stock held by it, or with respect to the certificate or certificates (the "Certificates") that represent such shares of Company Capital Stock, except the right to receive Contingent Shares solely to the extent provided in this Section 2.01(c) and only to the extent such Certificate or Certificates have been surrendered in accordance with Section 7.02(i), without interest.

                  (2) "Contingent Consideration" means the amount set forth in the following table that corresponds to the Revenues of the Company for its fiscal year ending December 31, 2001:

                                       Contingent
              Revenues                Consideration
              --------                -------------

         less than $5,000,000          $         0
         $5,000,000 to $6,999,999      $ 7,000,000
         $7,000,000 to $8,999,999      $10,000,000
         $9,000,000 to $10,999,999     $12,500,000
         $11,000,000 and greater       $15,000,000




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                                                                               5


                  (3) For purposes of this Section 2.01(c), "Revenues" means the operating revenues of the Company for its fiscal year ending December 31, 2001, determined in accordance with generally accepted accounting principles ("GAAP") applied using the accrual method of revenue recognition and otherwise in the manner Parent applies such principles to its operations. Parent shall, within 60 days after December 31, 2001, obtain from Arthur Andersen & Co. LLP ("AA") (or such other firm of independent public accountants as shall at the time be retained to audit the books and accounts of Parent) a written statement of such firm setting forth the Revenues of the Company for such year and stating that such Revenues have been determined in accordance with the provisions of this
Section 2.01(c). Such determination shall be final for all purposes and the date of such determination by AA or such other firm shall be referred to herein as the "Calculation Date". Parent shall make such written statement available to each Contingent Holder upon its written request to Parent. In acting hereunder, AA or such other firm shall be entitled to the privileges and immunities of arbitrators.

                  (4) The Company agrees that after the Closing Date, Parent and its subsidiaries and affiliates (other than the Company) (i) shall have the right (but not the obligation) to provide products, properties, goods or services to, or obtain products, properties, goods or services from, the Company and to engage in other transactions with the Company on terms (A) no less favorable than those on which they or the Company would engage in such transactions with third parties or (B) which Parent believes in good faith will not impair the Company's ability to obtain Revenues of not less than $11,000,000; (ii) shall not have any obligation to provide capital, funds or loans to the Company except as expressly provided in Section 2.01(c)(5); and
(iii) shall have the right to pursue their business operations and objectives in such manner as they shall determine to be in their best interests, whether or not such operations and objectives may be viewed as competitive with those of the Company. The Company understands and agrees that Parent and its subsidiaries and affiliates shall have no obligation to take any action or make any effort inconsistent with their customary standards of business practice, or to compromise, limit or restrict any of their business objectives or operations. The Company and Parent further understand and agree that the profitability of the Company following the Closing is subject to business risks and competition from third parties, including forces beyond the control of any party hereto, and that there is contained in this Agreement no assurance whatsoever as to the amount of Revenues that the Company will have for its fiscal year ended December 31, 2001. Notwithstanding the foregoing, in the event that Parent, taken collectively with its subsidiaries as a single combined business, (i) ceases selling the Company's products or (ii) materially reduces or restricts the territories within which the Company's products may be sold, in each case, so that the ability of the Company to obtain the target Revenues is materially impaired (any such event being referred to herein as an "Acceleration Event"), then the amount of the Contingent Consideration will be determined based on the Revenues for the fiscal year ended December 31, 2001 up to the time of the Acceleration Event, on an annualized basis over a 365 day year, and Revenues shall be determined pursuant to Section 2.01(c)(3) not later than, and the Calculation Date shall be, not later than 60 days after the end of the month in which the Acceleration Event occurred.

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                                                                               6


                  (5) Parent agrees to make available to the Company following the Closing Date funding as needed by the Company on or prior to December 31, 2001 in an amount up to $5,871,907 (increased by any interest payments required to be made by the Company with respect to such funding prior to December 31, 2001 thereon) to pay any committed obligations set forth on Section 2.01(c)(5) of the Company Disclosure Letter.

                  (6) "Fair Market Value" means as of any date, the value of the Parent Common Stock as determined in good faith by the board of directors of the Parent reasonably consistent with the procedures set forth in Exhibit B hereto.

                  (7) The right to receive the Contingent Shares may not be transferred in any manner by a Contingent Holder without the written consent of Parent and any such transfer in violation of this Section 2.01(c)(7) shall be null and void.

                  (d) Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, shares ("Dissenters Shares") of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment of the fair value of such Dissenter Shares pursuant to, and who complies in all respects with, Section 1302 of the FBCA ("Section 1302") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Dissenters Shares shall be entitled to payment of the fair market value of such Dissenters Shares in accordance with Section 1302; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair market value under Section 1302, then the right of such holder to be paid the fair value of such holder's Dissenters Shares shall cease and such Dissenters Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Capital Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

                  (e) Notwithstanding anything in this Agreement to the contrary, Parent shall have no obligation to issue any Contingent Shares to a Contingent Holder unless such Contingent Holder has previously entered into (i) the Stockholders Agreement (as defined in Section 7.02(f)), and the Stockholders Agreement is in full force and effect with respect to such Contingent Holder as the case may be and (ii) any consents, acknowledgments or other instruments as may be required under the terms of any other stockholders agreement which Parent is a party to.

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                                                                               7


                  SECTION 2.02. Issuance of Parent Common Stock. (a) Issuance of Parent Common Stock. Promptly following the Calculation Date, Parent shall deliver to the Escrow Agent, with respect to each Contingent Holder, a certificate representing that number, if any, of whole shares of Parent Common Stock, registered in the name of the Escrow Agent (or its nominee) as agent for such Contingent Holder, that such Contingent Holder is entitled to receive pursuant to Section 2.01(c). Until such time as a certificate representing Parent Common Stock is issued pursuant to Section 2.01(c) to a Contingent Holder of a surrendered Certificate, such Parent Common Stock shall be deemed not outstanding and shall not be entitled to vote on any matter.

                  (b) Distributions with Respect to Contingent Shares. Dividends or other distributions with respect to Parent Common Stock with a record date on or prior to the Calculation Date shall not be paid to a Contingent Holder with respect to the shares of Parent Common Stock issuable to such Contingent Holder pursuant to Section 2.01(c). Subject to applicable Law, there shall be paid to each holder of a certificate representing whole shares of Parent Common Stock issued pursuant to Section 2.01(c), without interest, (i) on a date promptly following the Calculation Date (the "Payment Date"), the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(d) and the amount of dividends or other distributions with a record date after the Calculation Date with respect to such whole shares of Parent Common Stock to the extent the payment date with respect to such dividend or distribution is prior to the Payment Date, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Calculation Date but prior to the date such shares are issued pursuant to Section 2.01(c) or (e) and a payment date subsequent to the Payment Date payable with respect to such whole shares of Parent Common Stock.

                  (c) No Further Ownership Rights in Company Capital Stock. The Merger Consideration to which Contingent Holders are entitled (solely to the extent provided in Section 2.01(c)) in exchange for the cancellation of all the shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be deemed provided in full satisfaction of all rights pertaining to such shares of Company Capital Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Capital Stock are presented to the Surviving Corporation or the Parent for any reason, they shall be canceled as provided in this Article II.

                  (d) No Fractional Shares. (1) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Capital Stock pursuant to Section 2.01(c) and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.02(d), all fractional shares to which a single record holder would be entitled pursuant to Section 2.01(c) shall be aggregated and calculations shall be rounded to three decimal places.

                  (2) In lieu of any such fractional shares, each holder of Company Capital Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.02(d)) and (B) the Fair Market Value of a share of Parent Common Stock.

                  (3) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Capital Stock in lieu of any fractional share interests in Parent Common Stock, Parent shall make available such amounts, without interest, to the holders of Company Capital Stock entitled to receive such cash.

                  (e) Parent, solely at its option and expense, may designate a bank, trust company or other qualified agent to perform on Parent's behalf the payment of the Merger Consideration in accordance with this Article II.

                  (f) No Liability. None of Parent, Sub or the Company shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash comprising Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Merger Consideration has not been claimed by a Contingent Holder prior to three years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.02(b)(i) would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05)), any such shares, cash, dividends or distributions, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (g) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Capital Stock pursuant to this Agreement such amounts of cash or securities as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Corporation will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

                  (h) Indemnification. The aggregate number of Contingent Shares payable to the Contingent Holders pursuant to Section 2.01 shall be reduced by a number of Contingent Shares with a value equal to the amount of any Losses (as such term is defined in the Stockholders Agreement), with respect to which the relevant indemnified party or indemnified parties have not been otherwise reimbursed pursuant to the terms of the Stockholders Agreement. For purposes of this Section 2.02(h), each Contingent Share shall be deemed to have a value of $40.00. Any reduction in such aggregate number of Contingent Shares shall be allocated pro rata among the Contingent Holders.


                                   ARTICLE III

                  Representations and Warranties of the Company


                  The Company represents and warrants to Parent and Sub as follows:


                  SECTION 3.01. Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the state of Florida and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on (i) the business, prospects, assets, condition (financial or otherwise) or results of operations of the Company on the ability of the Company to perform its obligations under this Agreement or (ii) on the ability of the Company to consummate the Merger and the other Transactions (a "Company Material Adverse Effect"). The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or could reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws").

                  SECTION 3.02. Equity Interests; Subsidiaries. The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person. The Company has no subsidiaries.

                  SECTION 3.03. Capital Structure. The authorized capital stock of the Company consists of 125,000,000 shares of Company Common Stock and 25,000,000 shares of Company Preferred Stock. 9,375,000 shares of Company Common Stock are issued and outstanding. No shares of Company Common Stock are subject to outstanding stock options and 1,000,000 shares of Company Preferred Stock are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the FBCA, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. Except for the ownership interests set forth in Section 3.03 of the letter dated as of the date of this Agreement, from the Company to Parent and Sub (the "Company Disclosure Letter"), there are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Except as set forth above or in Section 3.03 of the Company Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound
(i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. Section 3.03 of the Company Disclosure Letter sets forth the name of each registered holder of Company Capital Stock and the number of shares of Company Common Stock and/or Company Preferred Stock owned by such holder.

                  SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval (as defined in Section 3.04(c)). The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  (b) The Board of Directors of the Company (the "Company Board") have duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions, (ii) recommending that the Company's shareholders adopt this Agreement, and (iii) adopting this Agreement.

                  (c) The only vote of holders of Company securities necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock and the holders of a majority of the outstanding shares of the Company Preferred Stock (the "Company Shareholder Approval").

                  SECTION 3.05. No Conflicts; Consents. (a) Except as set forth in Section 3.05 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien (as defined in Section 3.07) upon any of the properties or assets of the Company under, any provision of (i) the Company Charter or the Company By-laws, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree ("Judgment") or statute, law (including common law), ordinance, rule or regulation ("Applicable Law") applicable to the Company or its properties or assets, other than, in the case of clause (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

                  (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company in connection with (A) the execution, delivery and performance of this Agreement or the consummation of the Transactions or (B) the conduct by the Company of its business following the Closing as conducted on the date hereof, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Florida and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) such filings as may be required in connection with the taxes described in Section 6.09 and (iv) such other items as are set forth in Section 3.05 of the Company Disclosure Letter.

                  SECTION 3.06. Financial Statements; Undisclosed Liabilities; Absence of Changes. (a) Section 3.06 of the Company Disclosure Letter sets forth the income statements of the Company for the period from June 1, 1999 to December 31, 1999, for the year ended December 31, 2000 and for the four months ended April 30, 2001 and the balance sheets of the Company as of December 31, 2000 (the "Balance Sheet") and December 31, 1999 and the date hereof (together with the income statements, the "Financial Statements"). The Financial Statements have been prepared in conformity with GAAP consistently applied (except in each case as described in the notes thereto) and on that basis fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated.

                  (b) The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) that have had or could reasonably be expected to have a Company Material Adverse Effect, except (i) as disclosed, reflected or reserved against in the Balance Sheet and the notes thereto, (ii) for items set forth in Section 3.06(b) of the Company Disclosure Letter and (iii) for liabilities and obligations incurred in the ordinary course of business of the Company consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement.

                  (c) Except as set forth in Section 3.06 of the Company Disclosure Letter, since the date of the Balance Sheet, there has not been any material adverse change in the business, prospects, assets, condition (financial or otherwise) or results of operations of the Company. Except as set forth in
Section 3.06 of the Company Disclosure Letter, since the date of the Balance Sheet, the Company has caused its business to be conducted in the ordinary course and in substantially the same manner as previously conducted and has made all reasonable efforts to preserve the relationships of its business with customers, suppliers and others with whom its business deals. Except as set forth in Section 3.06 of the Company Disclosure Letter, since the date of the Balance Sheet, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 5.01.

                  SECTION 3.07. Title to Properties. (a) Except as set forth in
Section 3.07 of the Company Disclosure Letter, the Company has good and marketable title to, or valid leasehold interests in, all its properties and assets except for such as have been disposed of in the ordinary course of business. All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, "Liens") other than those set forth in Section 3.07 of the Company Disclosure Letter.

                  (b) Except as set forth in Section 3.07 of the Company Disclosure Letter the Company has complied in all material respects with the terms of the Lease dated March 31, 2000, between WBP One Limited Partnership and the Company (the "Lease"), and the Lease is in full force and effect. The Company enjoys peaceful and undisturbed possession under the Lease. Other than pursuant to the Lease, the Company does not lease, occupy or otherwise use any other real property in the conduct of its business or otherwise. The Company does not own any real property.

                  (c) This Section 3.07 does not relate to Intellectual Property, which is the subject of Section 3.08.

                  SECTION 3.08. Intellectual Property. (a) All patents, trademarks (regis- tered or unregistered), trade names, service marks and copyrights and applications therefor and other material intellectual property and proprietary rights, whether or not subject to statutory registration or protection (collectively, "Intellectual Property"), owned, used, filed by or licensed to the Company are set forth in a true and complete list in Section
3.08 of the Company Disclosure Letter. With respect to registered trademarks,
Section 3.08 of the Company Disclosure Letter sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as set forth in Section 3.08 of the Company Disclosure Letter, the Company owns, and the Company has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all Intellectual Property listed in Section 3.08 of the Company Disclosure Letter and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights. The Company has all rights to Intellectual Property as are necessary in connection with the business of the Company as presently conducted and as is proposed to be conducted.

                  (b) Except as set forth in Section 3.08 of the Company Disclosure Letter, the Company has not granted any options, licenses or agreements of any kind relating to Intellectual Property listed in Section 3.08 of the Company Disclosure Letter or the marketing or distribution thereof. The Company is not a party to any options, licenses or agreements of any kind relating to the Intellectual Property of any other person, except as set forth in Section 3.08 of the Company Disclosure Letter. Subject to the rights of third parties set forth in Section 3.08 of the Company Disclosure Letter, all Intellectual Property listed in Section 3.08 of the Company Disclosure Letter is free and clear of the claims of others and of all liens, security interests and encumbrances whatsoever. The conduct of the business of the Company as presently conducted does not, and the conduct of such business as proposed to be conducted will not, violate, conflict with or infringe the Intellectual Property of any other person. Except as set forth in Section 3.08 of the Company Disclosure Letter, (i) no claims are pending or, to the knowledge of the Company, threatened, against the Company by any person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property and
(ii) the Company has not received any communications alleging that the Company has violated any rights relating to Intellectual Property of any person. To the knowledge of the Company, except as set forth in Section 3.08 of the Company Disclosure Letter, no person has violated or infringed any of the Company's rights relating to the Intellectual Property set forth in Section 3.08 of the Company Disclosure Letter.

                  (c) The Intellectual Property listed in Section 3.08 has been maintained in confidence in accordance with protection procedures customarily used in the industry of the Company to protect rights of like importance. All former and current members of management and key personnel of the Company, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of software or other Intellectual Property listed in Section 3.08 of the Company Disclosure Letter (collectively, "Personnel"), have executed and delivered to the Company a proprietary information agreement restricting such person's right to disclose proprietary information of the Company. All former and current Personnel either (i) have been party to a "work-for-hire" arrangement or agreement with the Company, in accordance with applicable Federal and state law, that has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or
(ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective and exclusive ownership of all tangible and intangible property thereby arising. No former or current Personnel have any claim against the Company in connection with such person's involvement in the conception and development of any Intellectual Property and no such claim has been asserted or is threatened. None of the current officers and employees of the Company have any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company in the furtherance of its business operations, which patents or applications have not been assigned to the Company, with such assignment duly recorded in the United States Patent Office.

                  SECTION 3.09. Contracts. (a) Except as set forth in Section
3.09 of the Company Disclosure Letter, the Company is not a party to or bound by any:

                  (i) employment agreement or employment contract (written or oral) that is not terminable by the Company by notice of not more than 30 days without payment or penalty;

                  (ii) covenant not to compete or other covenant of the Company restricting the development, manufacture, marketing or distribution of the products and services of the Company;

                  (iii) Contract with (A) any shareholder or affiliate of the Company or (B) any current or former officer, director or employee of the Company or any of its affiliates (other than employment agreements covered by clause (i) above);

                  (iv) lease, sublease or similar agreement with any person under which the Company is a lessor or sublessor of, or makes available for use to any person, any portion of any premises occupied by the Company pursuant to the Lease or otherwise;

                  (v) lease, sublease or similar agreement with any person under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company, in any such case with an aggregate future liability or receivable, as the case may be, in excess of $50,000 and not terminable by the Company by notice of not more than 60 days for a cost of less than $20,000;

                  (vi) (A) continuing Contract for the future purchase of materials, supplies or equipment, (B) management, service, consulting or other similar contract, (C) advertising agreement or arrangement or
         (D) dealer, distributor, franchise or similar agreement, in any such case that has an aggregate future liability to any person in excess of $50,000 and is not terminable by the Company by notice of not more than 60 days for a cost of less than $20,000;

                  (vii) license, sublicense, option or other agreement relating in whole or in part to the Intellectual Property set forth in Section
         3.08 of the Company Disclosure Letter (including any license or other agreement under which the Company is licensee or licensor of any such Intellectual Property);

                  (viii) (A) Contract under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or (B) other note, bond, debenture or other evidence of indebtedness issued to any person;

                  (ix) Contract (including any so-called take-or-pay or keepwell agreement) under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or
         (B) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

                  (x) Contract under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person;

                  (xii) a mortgage, pledge, security agreement, deed of trust or other instrument granting a lien or other encumbrance upon any property or asset of the Company;

                  (xii) Contract providing for indemnification of any person with respect to liabilities relating to any current or former business of the Company or any predecessor person;

                  (xiii) power of attorney (other than a power of attorney given in the ordinary course of the Company's business with respect to routine tax matters);

                  (xiv) confidentiality agreement;

                  (xv) Contract (including a sales order) involving payment by the Company of more than, or the delivery by the Company of products or services for the payment of more than, $50,000 or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days' notice);

                  (xvi) Contract for the sale of any asset (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any asset or requiring the consent of any party to the transfer thereof;

                  (xvii) Contract with or license by or from any Governmental Entity;

                  (xviii) currency exchange, interest rate exchange, commodity exchange or similar agreement or instrument;

                  (xix) Contract for any joint venture, partnership or similar arrangement;


                  (xx) Contract that has an aggregate future liability to any person in excess of $50,000 and is not terminable by the Company by notice of not more than 60 days for a cost of less than $20,000; or

                  (xxi) Contract other than as set forth above to which the Company is a party or by which it or any of its assets or businesses is bound or subject that is material to or not in the ordinary course of the Company's business.

                  (b) Except as set forth in Section 3.09 of the Company Disclosure Letter, all agreements, contracts, leases, licenses, commitments on instruments of the Company listed in the Company Disclosure Letter (collectively the "Company Contracts") are valid, binding and in full force and effect and are enforceable by the Company in accordance with their terms. Except as set forth in Section 3.09 of the Company Disclosure Letter, the Company has performed all obligations required to be performed by it under the Company Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the knowledge of the Company, no other party to any Company Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder. The Company has not, except as disclosed in Section 3.09 of the Company Disclosure Letter, received any notice of the intention of any party to terminate any Company Contract. Complete and correct copies of all Company Contracts, together with all modifications and amendments thereto, have been delivered to Parent.

                  SECTION 3.10. Permits. (a) Section 3.10 of the Company Disclosure Letter sets forth all certificates, licenses, permits, authorizations and approvals ("Permits") issued or granted to the Company by Governmental Entities. Except as set forth in Section 3.10 of the Company Disclosure Letter,
(i) all such Permits are validly held by the Company, and the Company has complied in all material respects with all terms and conditions thereof, (ii) neither the Company nor any affiliate of the Company has received notice of any suit, action or proceeding ("Proceeding") relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, has had and could reasonably be expected to have a Company Material Adverse Effect, and (iii) none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions.

                  (b) The Company possesses all Permits necessary to own or hold under lease and operate its assets and to conduct its business as currently conducted except where the failure to possess such permits has not had and could not reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 3.11. Compliance with Applicable Laws. Except as set forth in Section 3.11 of the Company Disclosure Letter, the Company is in compliance with all Applicable Laws, including those relating to occupational health and safety or the environment except where the failure to be in compliance has not had and could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.11 of the Company Disclosure Letter, none of the Company and its affiliates has received within the past two years any written or oral communication from any person that alleges that the Company is not in compliance in any material respect with any Applicable Law. This Section 3.11 does not relate to matters with respect to Taxes, which are the subject of Section 3.12.

                  SECTION 3.12. Taxes. (a) The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns would not, individually or in the aggregate, have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

                  (b) The Balance Sheet reflects an adequate reserve for all Taxes payable by the Company and for all Taxable periods and portions thereof through the date of the Balance Sheet. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

                  (c) All assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

                  (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company. The Company has no liability for the payment of Taxes of any other entity as a result of being a member of an affiliated, combined, consolidated or unitary group. The Company is not bound by any tax sharing (or similar) agreement with another person with respect to Taxes.

                  (e) For purposes of this Agreement:

                  "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

                  "Tax Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

                  SECTION 3.13. Litigation. Except as disclosed in Section 3.13 of the Company Disclosure Letter, there is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company (and the Company is not aware of any basis for any such Proceeding) that (a) as of the date hereof, relates to or involves more than $50,000 or (b) has had or could reasonably be expected to have a Company Material Adverse Effect, nor is the Company a party or subject to or in default under any Judgment. There is no pending or, to the knowledge of the Company, threatened investigation of or affecting the Company or its business or assets as of the date hereof or that could reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 3.14. Benefit Plans. (a) Except as set forth in
Section 3.14 of the Company Disclosure Letter, the Company does not maintain or contribute to any "employee benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, equity compensation, incentive compensation, deferred compensation plans or arrangements or other employee fringe benefit plans.

                  (b) Except as set forth in Section 3.14 of the Company Disclosure Letter, no employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit solely as a result of the transactions contemplated hereby.

                  SECTION 3.15. Employee and Labor Matters. (a) (i) None of the Company's employees are represented by a union and (ii) to the knowledge of the Company, no union organizational campaign is in progress as of the date hereof with respect to the employees of the Company and no question concerning representation of such employees exists.

                  (b) Section 3.15(b) of the Company Disclosure Letter sets forth the name and address of each employee, officer and consultant of the Company as of the date of this Agreement and sets forth in the current annual salary (including bonus) for each such person with an annual salary (including bonus) of $50,000 or greater, including a description of applicable bonus or benefit plans.

                  SECTION 3.16. Insurance. The Company maintains policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company's judgment, reasonable. The insurance policies maintained by the Company are listed in Section 3.16 of the Company Disclosure Letter. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Effective Date under comprehensive general liability and workmen's compensation insurance policies), and no notice of cancelation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancelation. The Company has conducted its business in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

                  SECTION 3.17. Transactions with Affiliates. Except as set forth in Section 3.17 of the Company Disclosure Letter, after the Closing none of the Company's affiliates will have any interest in any property (real or personal, tangible or intangible) or Contract of or pertaining to the Company. Except as set forth in Section 3.17 of the Company Disclosure Letter, no affiliate of the Company provides any material services to the Company.

                  SECTION 3.18. Brokers; Schedule of Fees and Expenses. Except as set forth on Schedule 3.18 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with the Merger and the other Transactions (including the fees of the Company's legal counsel) are set forth in Schedule 3.18 of the Company Disclosure Letter.

                  SECTION 3.19. Effect of Transaction. Except as set forth in
Section 3.19 of the Company Disclosure Letter, no creditor, employee, client, customer or other person having a material business relationship with the Company has informed the Company that such person intends to materially change such relationship because of the Transactions.

                  SECTION 3.20. Disclosure. No representation or warranty of the Company contained in this Agreement, and no statement contained in any document, certificate or the Company Disclosure Letter furnished or to be furnished by or on behalf of the Company to Parent or any of its representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or Schedule. The financial projections relating to the Company delivered to Parent were prepared on the basis of assumptions the Company reasonably believed in good faith at the time of preparation to be reasonable and the Company has no knowledge of any fact or information that would lead it to believe that such assumptions are incorrect or misleading in any material respect.

                  SECTION 3.21. Sufficiency of Assets. Assuming compliance with this Agreement by Parent and Sub and after giving effect to the amounts to be funded pursuant to Section 2.01(c)(5), the Company shall have, immediately following Closing, assets that are sufficient for the conduct of the Company's business in substantially the same manner as currently conducted.


                                   ARTICLE IV

                Representations and Warranties of Parent and Sub


                  Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

                  SECTION 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on (i) the business, prospects, assets, condition (financial or otherwise) or results of operations of Parent and its subsidiaries taken as a whole, (ii) the ability of Parent or Sub to perform its obligations under this Agreement or (iii) the ability of Parent or Sub to consummate the Merger and the other Transactions (a "Parent Material Adverse Effect"). Parent is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or could reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered to the Company true and complete copies of the certificate of incorporation and by-laws of Parent and the articles of incorporation and by-laws of Sub, in each case as amended through the date of this Agreement.

                  SECTION 4.02. Capital Structure. The authorized capital stock of the Parent consists of 20,000,000 shares of Parent Common Stock, 20,000,000 shares of Preferred Stock, 6,400,000 shares of which were designated as 15% Senior Preferred Stock (the "Senior Preferred Stock") and [ ] shares of which were designated as Junior Participating Cumulative Convertible Preferred Stock ("Junior Preferred Stock"). As of the date of this Agreement. 6,851,820 shares of Parent Common Stock are issued and outstanding, 3,000,000 shares of Senior Preferred Stock are issued and outstanding, [ ] shares of Junior Preferred Stock are issued and outstanding, and zero shares of Parent Common Stock are held by the Company in its treasury. Except as set forth above, no shares of capital stock or other voting securities of the Parent are issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock and Senior Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the certificate of incorporation or by-laws of Parent or any Contract to which Parent is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote ("Voting Company Debt"). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent is a party or by which it is bound (i) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Voting Company Debt, (ii) obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Common Stock or Senior Preferred Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.

                  SECTION 4.03. Authority; Execution and Delivery; and Enforceability. (a) Each of Parent and Sub has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by Parent and Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  (b) The Board of Directors of Parent and Sub (the "Company Board") have duly and unanimously adopted resolutions approving this Agreement, the Merger and the other Transactions (including, in the case of Parent, the Share Issuances).

                  SECTION 4.04. No Conflicts; Consents. (a) Except as set forth in Section 4.03 of the letter dated as of the date of this Agreement, from Parent to the Company (the "Parent Disclosure Letter"), the execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of (i) Parent Charter or Parent By-laws, (ii) any Contract to which Parent is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.03(b), any Judgment or Law applicable to Parent or its properties or assets, other than in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

                  (b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, if applicable, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Florida, (iii) such filings as may be required in connection with the taxes described in Section 6.09 and (iv) such other items as are set forth in Section
4.03 of the Parent Disclosure Letter.

                  SECTION 4.05. Activities of Sub. Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

                  SECTION 4.06. Financial Statements; Undisclosed Liabilities; Absence of Changes. Reference is made to the following financial statements: (a) audited consolidated balance sheet of Parent for the fiscal year ended December 31, 2000 (the "Parent Balance Sheet"), and the related statements of operations and cash flows of Parent for the 12-months ended on such date, filed with the Securities and Exchange Commission (the "SEC") on April 5, 2001, as part of Parent's Amended Annual Report on Form 10-K/A for such period. Such financial statements (including any related schedules and notes) have been prepared in accordance with GAAP consistently applied throughout the period or periods in question (except as specifically disclosed therein) and show all liabilities, direct and contingent, of Parent required to be shown in accordance with GAAP consistently applied throughout the period or periods in question (except as specifically disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations of Parent for the periods indicated therein.

                  (b) Parent does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) that have had or could reasonably be expected to have a Material Adverse Effect, except (i) as disclosed, reflected or reserved against in the Parent Balance Sheet, (ii) for items set forth in Section 4.06(b) of Parent Disclosure Letter and (iii) for liabilities and obligations incurred in the ordinary course of business of Parent, consistent with past practice, since the date of the Parent Balance Sheet.

                  (c) Except as set forth in Section 4.06 of the Parent Disclosure Letter, since the date of the Parent Balance Sheet, there has not been any material adverse change in the business, prospects, assets, condition (financial or otherwise) or results of operations of Parent.

                  SECTION 4.07. Brokers, Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

                  SECTION 4.08. Disclosure. No representation or warranty of the Parent contained in this Agreement, and no statement contained in any document, certificate or the Parent Disclosure Letter furnished or to be furnished by or on behalf of the Parent to Company or any of its representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or Schedule.

                                    ARTICLE V

                   Covenants Relating to Conduct of Business

                  SECTION 5.01. Conduct of Business. (a) Conduct of Business by the Company. Except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time the Company shall conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to maintain its assets in good operating order and condition, preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not do any of the following without the prior written consent of Parent:

                  (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities,
         (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or
         (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units;

                  (iii) amend its articles of incorporation or by-laws;

                  (iv) adopt or amend any employee benefit plan or enter into any collective bargaining agreement or other Contract with any labor organization, union or association, except in each case as required by Applicable Law;

                  (v) grant to any officer or employee any increase in compensation or benefits, except as may be required under existing agreements or enter into any employment, severance or similar agreement with any officer or employee;

                  (vi) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness except, in each case, liabilities, obligations and indebtedness to Parent or its Affiliates;

                  (vii) permit, allow or suffer any asset to become subjected to any Lien of any nature whatsoever that would have been required to be set forth in Section 3.07 or 3.08 of the Company Disclosure Letter if existing on the date of this Agreement;

                  (viii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

                  (ix) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, any of the Company's affiliates;

                  (x) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or business organization or otherwise acquire any assets except assets that are acquired in the ordinary course of the Company's business consistent with past practice and that are not material, individually or in the aggregate, to the Company;

                  (xi) make or incur any capital expenditures that, in the aggregate, are in excess of $25,000;

                  (xii) sell, lease, license or otherwise dispose of any of its assets, except inventory sold in the ordinary course of business and consistent with past practice;

                  (xiii) enter into any lease of real property;

                  (xiv) modify, amend, terminate or permit the lapse of the Lease or other material agreement relating to, real property or modify, amend or terminate any Company Contract;

                  (xv) enter into any Contract except Contracts that are entered into in the ordinary course of business consistent with past practice and that are not material, individually or in the aggregate, to the Company;

                  (xvi) make or change any material Tax election or settle or compromise any material Tax liability; or

                  (xvii) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

                  SECTION 5.02. Advise of Changes. The Company shall promptly advise Parent in writing of the occurrence of any matter or event that is material to the business, assets, condition (financial or otherwise), prospects, working capital, liabilities or results of operations of the Company.


                                   ARTICLE VI


                              Additional Agreements


                  SECTION 6.01. Shareholder Approval. The Company shall, as soon as practicable following the date of this Agreement, duly seek Company Shareholder Approval pursuant to the requirements of Section 1103 of the FBCA. The Company shall, through its Board of Directors, recommend to its shareholders that they give the Company Shareholder Approval.

                  SECTION 6.02. Access to Information. The Company shall afford to Parent, its lenders and their accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all the personnel, properties and records of the Company, and during such period shall furnish promptly to Parent any information concerning the Company as Parent may reasonably request.

                  SECTION 6.03. Commercially Reasonable Efforts. (a) On the terms and subject to the conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur, including taking all commercially reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing. Without limiting the foregoing or the provisions set forth in
Section 6.03(b), each party shall use its commercially reasonable efforts to cause the Closing to occur on or prior to March 31, 2001.

                  (b) If required by law, each of the Company and Parent shall as promptly as practicable, but in no event later than five business days following the execution and delivery of this Agreement or as soon thereafter as the Company and Parent become aware such filings are required, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") any notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Company and Parent shall keep each other appraised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and, subject to
Section 8.01(e), shall comply promptly with any such inquiry or request. Subject to Section 8.01(e), each of the Company and Parent shall use its commercially reasonable efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement. For purposes of this Section 6.03, the "commercially reasonable efforts" of Parent shall not require Parent to agree to any prohibition, limitation or other requirement of the type set forth in Section 7.02(c).


                  SECTION 6.04. Company Stock Options. The Company will cause
(i) the 1999 Stock Option Plan, (ii) all agreements under the 1999 Stock Option Plan, and (iii) all other bonus, stock option, stock purchase, equity compensation, incentive compensation and similar plans and agreements to be terminated on or prior to the Closing Date and for there to be no options or other rights, convertible into Company Capital Stock outstanding on or following the Closing Date.

                  SECTION 6.05. Fees and Expenses. All fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Notwithstanding anything to the contrary contained herein, all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Merger and the other Transactions shall be paid by the Shareholders. The Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and any information with respect to such property that is reasonably necessary to complete such Tax Returns.

                  SECTION 6.06. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process.


                                   ARTICLE VII

                              Conditions Precedent


                  SECTION 7.01. Conditions to Each Party's Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

                  (a) Governmental Approvals. The waiting period under the HSR Act, if applicable to the consummation of the Transaction, shall have expired or been terminated. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred without, in the case of Parent's obligation to effect the Merger, any materially adverse condition.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

                  (c) Group One Note Exchange. The Group One Note Exchange shall have been consummated, concurrently with the Closing, on the terms and conditions of the Group One Exchange Agreement.

                  (d) Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

                  SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief operating officer of the Company to such effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief operating officer of the Company to such effect.

                  (c) No Litigation. There shall not be pending or threatened any Proceeding by any Governmental Entity or any other person (i) challenging the acquisition by Parent or Sub of any Company Capital Stock, seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of any material portion of the business or assets of the Company, Parent or any of Parent's subsidiaries, or to compel the Company, Parent or any of Parent's subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of Parent's subsidiaries, as a result of the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Capital Stock, including the right to vote the Company Capital Stock on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or
(v) which otherwise is reasonably likely to have a Company Material Adverse Effect.

                  (d) Absence of Company Material Adverse Effect. Except as set forth in Section 7.02(d) of the Company Disclosure Letter, since the date of the Balance Sheet there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

                  (e) Employment Agreement. Each of the employees listed in
Section 7.02(e) of the Company Disclosure Schedule shall be employees of the Company and shall have entered into employment agreements satisfactory to Parent, which shall be in full force, at the time of Closing.

                  (f) Stockholders Agreement. Parent shall receive a copy of a Stockholders Agreement (the "Stockholders Agreement") on the terms set forth in Exhibit C hereto and otherwise reasonably satisfactory in form and substance to Parent signed by each Group One Lender.

                  (g) Consents. Parent and Sub shall have received written consents from all third parties necessary or appropriate to effect the Transactions, other than such consents the absence of which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect or Company Material Adverse Effect.

                  (h) Financial Projections. Parent shall be satisfied with the content and reasonableness of the financial projections of the Company provided by the Company with respect to the liabilities and estimated operating and other expenses of the Company set forth therein for the period from January 1, 2001 to December 31, 2002.

                  (i) Certificates. Parent shall have received Certificates or appropriate affidavits in lieu thereof representing all issued and outstanding shares of Company Capital Stock.

                  (j) Stock Options. Parent shall have received evidence reasonably satisfactory to it of compliance by the Company with the covenants contained in Section 6.04.

                  (k) Credit Agreement. Parent shall have received all waivers, consents and amendments under the Credit Agreement dated as of November 17, 1999, among Weekly Reader Corporation and JLC Learning Corporation, as borrowers, Parent, as guarantor, the various lenders party thereto, DLJ Capital Funding Inc., Bank of America, N.A. and General Electric Capital Corporation, as Parent, in its sole discretion, believes necessary or desirable in connection with the consummation of the Merger and the other transactions contemplated hereby and the prevention of a default following the Merger (including, without limitation, under the financial covenants applicable to Parent's consolidated financial results).

                  SECTION 7.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on the Effective Date as though made on the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

                  (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

                  (c) No Litigation. There shall not be pending or threatened any Proceeding by any Governmental Entity or any other person (i) challenging the acquisition by the Company Shareholders of any Parent Common Stock, (ii) seeking to restrain or prohibit the consummation of the Share Issuance, (iii) seeking to impose limitations on the ability of any Company Shareholders to acquire or hold, or exercise full rights of ownership of, any shares of Parent Common Stock, including the right to vote the Parent Common Stock on all matters properly presented to the shareholders of Parent or (iv) which otherwise is reasonably likely to have a Parent Material Adverse Effect.

                  (d) Absence of Parent Material Adverse Effect. Since the date of the Parent Balance Sheet there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect.


                                  ARTICLE VIII

                        Termination, Amendment and Waiver


                  SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

                  (a) by mutual written consent of Parent, Sub and the Company;


                  (b) by the Company if any of the conditions set forth in Sections 7.01 or 7.03 shall have become incapable of fulfillment, and shall not have been waived by the Company;

                  (c) by Parent if any of the conditions set forth in Sections
         7.01 or 7.02 shall have become incapable of fulfillment, and shall not have been waived by Parent;

                  (d) by Parent or the Company if the Closing does not occur on or prior to May 15, 2001; or

                  (e) by Parent if, in its reasonable opinion, compliance with any request for additional information made by the FTC or the DOJ pursuant to the HSR Act would be burdensome or unduly expensive;

provided, however, that the party seeking termination pursuant to clause (b),
(c), or (d) or (e) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; provided further that Parent may not seek termination pursuant to clause (d) prior to May 31, 2001, if the sole reason for the Closing not occurring is the failure of the condition set forth in Section 7.02(k) to be satisfied.

                  SECTION 8.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.01, this Agreement shall become null and void and of no further force and effect, without any liability or obligation on the part of any party, other than Section 3.18, Section 4.07, Section 6.05, this Section 8.02 and
Article IX, which provisions shall survive termination and except to the extent that such termination results from the breach by a party of any representation, warranty or covenant set forth in this Agreement. Nothing in this Section 8.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

                  SECTION 8.03. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Parent and Sub, on the one hand, or the Company, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.


                                   ARTICLE IX

                               General Provisions

                  SECTION 9.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (i)   if to Purchaser or Parent,

               WRC Media Inc.
               512 7th Avenue, 21st Floor
               New York, NY
               Telecopy: (212) 768-1887

               Attention: Robert Lynch
                          Richard Nota


     with copies to:


               Ripplewood Holdings L.L.C.
               One Rockefeller Center, 32nd Floor
               New York, NY 10020
               Telecopy: (212) 582-4110

               Attention: Charles Laurey


     and


               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY 10019
               Telecopy: (212) 474-3700

               Attention: Thomas E. Dunn, Esq.; and

     (ii)  if to the Company,

               ChildU, Inc.
               2400 N. Commerce Parkway
               Weston, FL 33326
               Telecopy: (954) 233-1002

               Attention: Scott Udine

                  SECTION 9.02. Definitions. For purposes of this Agreement:

                  An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

                  A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

                  A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                  SECTION 9.03. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any matter disclosed in any schedule of either the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such schedule relates.

                  SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  SECTION 9.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Group One Exchange Agreement, the Stockholders Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Article II, are not intended to confer upon any person other than the parties any rights or remedies.

                  SECTION 9.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Florida are mandatorily applicable to the Merger.

                  SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 9.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court or any Federal court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in the State of New York in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any New York state court or any Federal court sitting in the State of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

                  IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                             CHILDU, INC.,

                                             By:    /s/ Scott R. Udine
                                                 ------------------------
                                                 Name:  Scott R. Udine
                                                 Title: President


                                             WRC MEDIA INC.,

                                             By:    /s/ Richard Nota
                                                 ------------------------
                                                 Name:  Richard Nota
                                                 Title: Vice President

                                             CU ACQUISITION, INC.,

                                             By:    /s/ Charles L. Laurey
                                                 ------------------------
                                                 Name:  Charles L. Laurey
                                                 Title: President